Exhibit 5.1
June 15, 2007
Cyberonics, Inc.
Cyberonics Building
100 Cyberonics Blvd.
Houston, Texas 77058
Ladies and Gentlemen:
     We have acted as counsel for Cyberonics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 400,000 additional shares (the “Shares”) of common stock, par value $.01 per share, of the Company issuable upon exercise of options under the Amended and Restated New Employee Equity Inducement Plan (the “Plan”).
     In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Plan and the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the Plan, will be validly issued and fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America and the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.